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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No....)

                              The WMA Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                  928970 10 2
                                 (CUSIP Number)

                                January 20, 1998
            (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

        [ ] Rule 13d-1(b)
        [ ] Rule 13d-(c)
        [X] Rule 13d-1(d)

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
CUSIP No....................................................................................        928970 10 2


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1) Names of Reporting Persons.  I.R.S. Identification Nos. Of Above Person (Entities only)
    ........................................................................................        S. Hubert
Humphrey, Jr.


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2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a) .....................................................................................        N/A
   (b) .....................................................................................        N/A


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3) SEC Use Only ............................................................................


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4) Citizenship or Place of Organization.....................................................        United States


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Number
of Shares              (5) Sole Voting Power................................................        902,836
Beneficially

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                       (6) Shared Voting Power..............................................        0
Owned by
Each                   ---------------------------------------------------------------------
Reporting
Person                 (7) Sole Dispositive Power...........................................        500,000
With
                       ---------------------------------------------------------------------
                       (8) Shared Dispositive Power.........................................        0

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


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 9) Aggregate Amount Beneficially Owned by Each Reporting Person............................        902,836


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10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See instructions)......................................................................
11) Percent of Class Represented by Amount in Row 9.........................................        30.7%


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12) Type of Reporting Person (See Instructions).............................................        IN


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

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ITEM 1(A) NAME OF ISSUER:
The WMA Corporation

 ...............................................................................
ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
11315 Johns Creek Parkway, Duluth, GA 30097

 ...............................................................................
ITEM 2(A) NAME OF PERSON FILING:
S Hubert Humphrey, Jr.

 ...............................................................................
ITEM 2(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR , IF NONE, RESIDENCE:
11315 Johns Creek Parkway, Duluth, GA 30097

 ...............................................................................
ITEM 2(C) CITIZENSHIP:
United States of America

 ...............................................................................
ITEM 2(D) TITLE OF CLASS OF SECURITIES:
Common Stock

 ...............................................................................
ITEM 2(E) CUSIP NUMBER:
928970 10 2

 ...............................................................................

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

      (a)[ ] Broker or dealer registered under Section 15 of the Act

      (b)[ ] Bank as defined in section 3(a)(6) of the Act

      (c)[ ] Insurance company as defined in section 3(a)(19) of the Act

      (d)[ ] Investment company registered under section 8 of the Investment Company Act

      (e)[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

      (f)[ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

      (g)[ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G)

      (h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12U.S.C. 1813)
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        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

        (j)[ ] Group, in accordance with  ss.240.13d-1(b)(1)(ii)(J)

        If this statement filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4. OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount Beneficially Owned:


 ....................................................................................902,836
        (b) Percent of Class:
        ............................................................................   30.7%
        (c) Number of shares as to which the person has:

                  (i)   sole power to vote or to direct the vote....................902,836
                  (ii)  shared power to vote or to direct the vote..................     --
                  (iii) sole power to dispose or to direct the disposition of.......500,000
                  (iv)  shared power to dispose or to direct the disposition of.....     --

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLD COMPANY.
N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.
N/A
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Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Date: September 28, 1998


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         Signature:  /s/ S. Hubert Humphrey, Jr.


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         Name/Title: S. Hubert Humphrey, Jr.